For Immediate Release

YP CORP ANNOUNCES THIRD FISCAL QUARTER 2006
RELEASE DATE AND GUIDANCE

- Company Expects Significant Improvements in Financial Results and Customer Count -

Mesa, Arizona (July 5, 2006) YP Corp. (YPNT: OTCBB), a leading provider of nationwide Internet Yellow Pages and related services, today announced that it will report its third fiscal quarter financial performance for the period ended June 30, 2006 on August 14, 2006. Further, the company is providing the following forward guidance with regard to its key financial measures for that quarter in the following ranges:

Guidance for Q3 FY 2006 Ending June 30
Compared to Results from the Prior Quarters’ Ending
March 31, 2006 and June 30, 2005
 (in millions)

	June 30, 2006(E)	March 31, 2006	June 30, 2005
Net revenues	$10.0 to 10.4	$9.0	$6.5
Operating Income	$1.7 to 1.9	$1.2	$0.3
Net income	$1.1 to 1.3	$0.8	($0.1)

This guidance represents substantial increases in all measures from the second quarter ended March 31, 2006 and a vast improvement over the losses experienced the same quarter in the previous year.

Daniel L. Coury Sr., Chairman of the Board and Acting CEO, said, “YP Corp. expects to report its third consecutive quarter of sharply improved financial performance. Innovative marketing programs, defined sales programs and our continuous focus on improving the value of operating capabilities are driving significant improvements in financial results. With the continuing success of these sales and marketing programs and the new Local Exchange Carrier (LEC) billing capabilities, we are also expecting double-digit growth in our quarterly average billed listing count.”

“We plan to continue to expand our product offerings, enhance our web-based information services platform and develop strategic partnerships to best position YP Corp to increase value for both customers and shareholders,” Coury added.

About YP Corp
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ™ (“IAP”) that includes a Mini-WebPage ™ and Preferred Listing through its Yellow Pages website at www.yp.com. The Company’s website contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complements its Yellow Pages website, including an Internet Dial-Up Package ™ (dial-up internet access) and QuickSite ™ (website design & hosting services).

YP Corp. is a longstanding member, exhibitor, and sponsor of the two major Yellow Pages trade associations - Yellow Pages Association (YPA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, Ariz., and Las Vegas. For more information, visit the website at www.yp.com.

Forward-Looking Disclaimer
This press release includes statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties, and other factors that may cause actual results, performance, or achievements of YP Corp and its subsidiary to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact Information
Roger Bedier
YP Corp.
Investor Relations
Ph: 480-654-9646 x1239
Fax: 480-654-9747